UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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CAPITALSOURCE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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John K. Delaney
Chairman of the Board
and Chief Executive Officer
March 29, 2005
Dear Stockholder:
      On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Stockholders to be held on Wednesday, April 27, 2005, at 9:00 a.m. at The Ritz-Carlton Washington, 1150 22nd Street, NW, Washington, District of Columbia 20037.
      At this meeting you will be asked to vote on a proposal to elect four directors, as discussed in detail in the attached proxy statement.
      Your Board of Directors believes that this proposal is in the best interests of the Company and its stockholders and recommends that you vote in favor of it.
      It is important that your shares be represented at the meeting whether or not you plan to attend. If you are unable to be present at the meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.
      Thank you for your continued support.

Cordially,

John K. Delaney

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 27, 2005

To Our Stockholders:
      The 2005 Annual Meeting of Stockholders of CapitalSource Inc. will be held at The Ritz-Carlton Washington, 1150 22nd Street, NW, Washington, District of Columbia 20037, 9:00 a.m., local time, on April 27, 2005 for the following purposes:

(1)	to consider and act upon a proposal to elect four directors to the Company’s Board of Directors; and

(2)	to transact such other business, if any, as may properly come before the meeting.
      The Board of Directors has set the close of business on March 1, 2005 as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
      YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

By Action of the Board of Directors

Steven A. Museles
Chief Legal Officer and Secretary
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
March 29, 2005

PROXY STATEMENT
2005 ANNUAL MEETING OF STOCKHOLDERS
April 27, 2005
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CapitalSource Inc. for the 2005 Annual Meeting of Stockholders to be held on April 27, 2005 at 9:00 a.m. at The Ritz-Carlton Washington, 1150 22nd Street, NW, Washington, District of Columbia 20037.
Who Can Vote
      Stockholders of record on March 1, 2005 may attend and vote at the 2005 annual meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 118,277,244 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of capital stock outstanding on March 1, 2005 and entitled to vote at the annual meeting will constitute a quorum to conduct business. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are not voted by the broker or other nominee (“broker non-votes”) will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote with respect to those matters for which no vote is cast.
      A list of stockholders entitled to vote at the 2005 annual meeting will be open to examination by any stockholder, for any purpose germane to the 2005 annual meeting, at our corporate headquarters during normal business hours for a period of ten days before the 2005 annual meeting and during the 2005 annual meeting at The Ritz-Carlton Washington, 1150 22nd Street, NW, Washington, District of Columbia 20037.
      This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 5, 2005.
Voting Procedures
      If you are unable to be present at the meeting in person, you may grant a proxy by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. Shares represented by proxies will be voted as directed by the stockholder. Unless you direct otherwise, if you grant a proxy your shares will be voted FOR the Board’s four nominees for the Board of Directors. If you return your proxy by mail, you have the right to revoke your proxy in writing (by another proxy bearing a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke your proxy. Votes submitted by mail must be received on or before April 26, 2005.

PROPOSAL 1—ELECTION OF DIRECTORS
Board of Directors
      Our Board of Directors is composed of 11 directors divided into three classes, as nearly equal in number as possible, in accordance with our bylaws. Each class, upon election or re-election at an annual meeting, will serve a three-year term. The Board held six meetings during 2004 and each of the directors attended at least 75% of the meetings of the Board and each committee of the Board on which he or she served, except that Frederick W. Eubank, II attended four of the six Board meetings held in 2004.
      The Board conducts its business through meetings of the Board and its three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors as required by the rules of the New York Stock Exchange (the “NYSE”).
Audit Committee
      Our Audit Committee consists of William G. Byrnes, who serves as Chairman, Sara L. Grootwassink and Dennis P. Lockhart, each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors and under the independence standards adopted by the Securities and Exchange Commission (“SEC”) that are applicable only to audit committee members. A discussion of these standards is set forth below under “Corporate Governance— Independent Directors.” Our Audit Committee’s charter provides that the Audit Committee shall have a designated “audit committee financial expert” within the meaning of SEC rules. Our Board has determined that Mr. Byrnes qualifies as an audit committee financial expert.
      The Audit Committee’s primary duties and assigned roles are to:

•	serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

•	oversee the audit and other services of our outside independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside independent registered public accounting firm, who report directly to the Audit Committee;

•	provide an open avenue of communication among the outside independent registered public accounting firm, accountants, financial and senior management, the internal auditing department, the corporate compliance department and our Board; and

•	resolve any disagreements between management and the outside independent registered public accounting firm regarding financial reporting.
      The Audit Committee charter mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent registered public accounting firm. The Audit Committee met 13 times during 2004. The Audit Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Audit Committee charter without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.
Compensation Committee
      Our Compensation Committee consists of Tully M. Friedman, who serves as Chairman, Timothy M. Hurd and Thomas F. Steyer, each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers, and to administer and implement our incentive compensation plans and equity-based plans. The Compensation Committee met four times during 2004. The Compensation Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Compensation Committee charter without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.
Nominating and Corporate Governance Committee
      Our Nominating and Corporate Governance Committee consists of Andrew B. Fremder, who serves as Chairman, and Paul R. Wood. Each member has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The primary functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, retirement policies and procedures affecting Board members; and

•	monitor our performance in meeting our obligations of fairness in internal and external matters, and our principles of corporate governance and practices.
      The Nominating and Corporate Governance Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In order for the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of the NYSE. The charter requires that the Committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders. The Committee must also assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those director candidates that appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.
      In making recommendations for director nominees for the annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider any written suggestions of stockholders received by the Chief Legal Officer of the Company by no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual meeting of stockholders. Suggestions must be mailed to CapitalSource Inc., 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated.
      The Nominating and Corporate Governance Committee met four times during 2004. The Nominating and Corporate Governance Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Nominating and Corporate Governance Committee charter without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.
Corporate Governance
      We are dedicated to establishing and maintaining high standards of corporate governance. Our executive officers and the members of our Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe will serve the long-term interests of our stockholders and employees. As discussed in more detail below, we believe our corporate governance initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as the corporate governance listing standards adopted by the NYSE and approved by the SEC. On an ongoing basis, our Board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.
Independent Directors
      The NYSE’s corporate governance listing standards include a requirement that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under these rules, the Board must affirmatively determine that the director has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. In addition, the NYSE’s rules set forth certain relationships between a director, or an immediate family member of a director, and the company which would preclude the Board from determining a director to be independent.
      To further assist the Board in evaluating the materiality of relationships for purposes of assessing the independence of incumbent directors and director nominees, the Board has adopted objective standards as permitted by the NYSE rules. The objective standards our Board has adopted do not override the NYSE’s rules on independence. A relationship that is not disqualifying under the NYSE standards will nevertheless be further evaluated against our objective standards in determining a director’s independence. Our objective standards provide that a director who served or has served as an executive officer of a charitable organization to which our contributions, excluding matching employer contributions, do not exceed 2% of that organization’s annual charitable receipts in any of the past three fiscal years may be considered independent by the Board. In addition, the objective standards provide that lending and investment transactions between us and any entity for which a director (or an immediate family member of the director) is an officer, director, member, partner, or 5% or more owner, any direct or indirect subsidiary of such entity, or any other entity in which such related entity possesses a 10% or greater equity or voting interest or otherwise controls such other entity will be deemed by the Board not to be material if:

•	such transaction was made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients;

•	with respect to extensions of credit, we followed credit underwriting procedures that were not less stringent than those for comparable transactions with our unrelated clients;

•	the maximum amount of funds proposed to be committed does not exceed 2% of our total consolidated assets; and

•	taken together with all loans made to, or investments made in, entities in which the related entity possesses a 10% or greater equity or voting interest or otherwise controls such other entity, the aggregate amount of funds loaned to, or invested in, such entities does not exceed 5% of our total consolidated assets.
      Finally, other business relationships between us and one of our directors (or an immediate family member of the director), any entity which the director can be found to control directly or indirectly, or any other entity in which such related entity possesses a 10% or greater equity or voting interest or otherwise controls such other entity made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients will be deemed by the Board not to be material.
      Except in the cases of Messrs. Delaney and Fish, who are Company employees, and as described below under the caption “Certain Relationships and Transactions— Transactions with Affiliates of Wachovia Capital Partners,” the Board is not aware of any relationship between us and any of our directors other than those deemed not to be material in accordance with these objective standards. Accordingly, the Board has determined that eight of the Board’s nine current non-management members, a majority of the Board, are “independent” directors for the purposes of the NYSE’s rules and our objective standards. Mr. Eubank was determined not to qualify as an independent director as a result of his positions with Wachovia Capital Partners and Wachovia Corporation, an affiliate of which has been one of our primary lenders since our inception.

      SEC rules impose additional independence requirements for all members of the Audit Committee. These rules set forth two basic criteria. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the company or its affiliate, other than in the member’s capacity as a member of the board of directors and any board committee. The second basic criterion for determining independence provides that a member of the audit committee of a listed company’s board may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the board and any board committee. For this purpose, designees of affiliated persons are also disqualified. As noted above, Messrs. Byrnes and Lockhart and Ms. Grootwassink qualify as “independent” under these SEC rules.
      Consistent with the NYSE’s corporate governance listing standards, our Principles of Corporate Governance call for the non-management directors to meet in regularly scheduled executive sessions without management. Mr. Friedman served as the presiding director at the executive sessions held in 2004 and Mr. Friedman also has been selected by the non-management directors to serve as the presiding director at any executive sessions held in 2005. The presiding director will also preside at meetings of the full Board if the Chairman is not present.
Communicating with Your Board
      Interested parties, including stockholders, may communicate their concerns directly with the full Board, the presiding director or the non-management directors as a group by writing to the Board of Directors, the presiding director or the non-management directors, c/o CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. The Company’s policy on director attendance at annual meetings and the number of directors who attended last year’s annual meeting may be found on the Company’s website at http://www.capitalsource.com.
Principles of Corporate Governance
      Our Principles of Corporate Governance address a number of topics, including:

•	director independence and qualification standards;

•	director orientation and continuing education;

•	director compensation;

•	time requirements;

•	management succession;

•	annual Board self-evaluations; and

•	financial controls and reporting.
      We have from time to time in the past made, and expect that we may from time to time in the future make, loans or invest in the equity securities of companies in which affiliates of our directors have interests. Our Board considers every transaction of this type, and none is approved without the consent of all disinterested directors.
      Our Nominating and Corporate Governance Committee will review the Principles of Corporate Governance on a regular basis, and the Board will review any proposed additions or amendments to the Principles of Corporate Governance. The Principles of Corporate Governance are posted on our website at http://www.capitalsource.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.

Ethics Policy
      Our Board and Audit Committee have also adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This Code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading compliance;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.
      We have established and implemented formal “whistleblower” procedures for receiving and handling complaints from employees. As discussed in the Code, we have made a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported to this hotline are communicated directly to the Audit Committee.
      The Audit Committee reviews the Code on a regular basis, and proposes or adopts additions or amendments to the Code as appropriate. The Code is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Code without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. Any additions or amendments to the Code, and any waivers of the Code for executive officers or directors, will be posted on the Company’s website and similarly provided without charge upon written request to this address.
Approval of Proposal 1
      The four nominees who receive the most affirmative votes will be elected as directors. The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the election of the nominees to serve as directors.
      The ages as of March 1, 2005, principal occupations and business experience of the Board’s nominees and of the continuing directors are described below.
      The following have been nominated for election at the 2005 Annual Meeting for a term that ends at the 2008 Annual Meeting:
Frederick W. Eubank, II
      Mr. Eubank, 40, has been a Partner of Wachovia Capital Partners, LLC (formerly First Union Capital Partners) since 1995. Prior to joining Wachovia Capital Partners, he worked in Wachovia’s Specialized Industries Group (formerly First Union’s Specialized Industries Group). Mr. Eubank currently serves on the board of directors of Comsys IT Partners, Inc. Mr. Eubank has been a member of our Board since our inception in 2000.
Jason M. Fish
      Mr. Fish, 47, a co-founder of the company, is our President and a director. He has been our President and has served on our Board since our inception in 2000. From inception until our reorganization as a corporation, Mr. Fish also served as one of our two Executive Managers. Prior to founding CapitalSource, Mr. Fish was employed from 1990 to 2000 by Farallon Capital Management, L.L.C., serving as a managing member from 1992 to 2000. Mr. Fish was responsible for the real estate activities of and was involved in both credit and private equity investing for Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. and their affiliates. Before joining Farallon, Mr. Fish worked at Lehman Brothers Inc., where he was a Senior Vice President responsible for its financial institution investment banking coverage on the West Coast. Mr. Fish currently serves on the board of directors of Town Sports International Inc.
Timothy M. Hurd
      Mr. Hurd, 35, has been a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity firm with approximately $8.0 billion of equity capital under management, since 2000. Prior to joining Madison Dearborn Partners in 1996, Mr. Hurd was a financial analyst with Goldman, Sachs & Co. Mr. Hurd has been a member of our Board since our inception in 2000.
Dennis P. Lockhart
      Mr. Lockhart, 58, has served as a professor of international business and finance at Georgetown University since August 2003. From 2001 to 2004, Mr. Lockhart was a partner of Zephyr Management, L.P., a private investment firm. Prior to joining Zephyr, Mr. Lockhart was an executive vice president and a member of the board of directors of Heller Financial, Inc. Before joining Heller Financial, Mr. Lockhart spent 16 years in a variety of corporate finance and management positions at Citicorp. Mr. Lockhart serves on the board of directors of Tri-Valley Corporation, a company in the business of exploring, acquiring and developing petroleum and precious metals properties. Mr. Lockhart has been a member of our Board since October 2003.
      The following directors are serving on the Board for a term that ends at the 2006 Annual Meeting:
William G. Byrnes
      Mr. Byrnes, 54, has been a private investor since January 2001. From January 2000 until April 2000, Mr. Byrnes served as interim CEO of Meditrust Corp. From June 1999 until December 2000, Mr. Byrnes was the Chairman and CEO of Inceiba, LLC, a start-up incubator. Mr. Byrnes was previously a Distinguished Teaching Professor of Finance at Georgetown University’s McDonough School of Business from August 1988 to May 1999. Mr. Byrnes served as a Managing Director of Alex. Brown & Sons from July 1981 until February 1998. Mr. Byrnes currently serves on the boards of directors of La Quinta Corporation, a lodging company, and its controlled subsidiary, La Quinta Properties, Inc. Mr. Byrnes also serves as non-executive Chairman of BuzzMetrics, a consulting firm, is non-executive Vice-Chairman of Sizeler Property Investors, a real estate investment trust, and is on the Board of Regents of Georgetown University. Mr. Byrnes has been a member of our Board since October 2003.
John K. Delaney
      Mr. Delaney, 41, a co-founder of the company, is our Chief Executive Officer and Chairman of our Board. He has been the Chief Executive Officer and has served on our Board since our inception in 2000. From inception until our reorganization as a corporation, Mr. Delaney served as one of our two Executive Managers. From 1993 until its sale to Heller Financial in 1999, Mr. Delaney was the co-founder, Chairman and Chief Executive Officer of HealthCare Financial Partners, Inc., a provider of commercial financing to small and medium-sized healthcare service companies.

Sara L. Grootwassink
      Ms. Grootwassink, 37, has served as the Chief Financial Officer of Washington Real Estate Investment Trust since May 2002, after joining the Trust in December 2001 as Managing Director, Finance and Capital Markets. From 1999 through 2001, Ms. Grootwassink served as Vice President, Finance and Investor Relations at Corporate Office Properties Trust and, previously, as Equity Analyst at Johnston, Lemon & Co. Ms. Grootwassink is a member of the Strategic Planning Committee of Washington Hospital Center. Ms. Grootwassink is a Chartered Financial Analyst. Ms. Grootwassink has been a member of our Board since April 2004.
Thomas F. Steyer
      Mr. Steyer, 47, has been the Senior Managing Member and acting chief investment officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. since their inception in 1986. Mr. Steyer is also a managing director of Hellman & Friedman, a San Francisco-based private investment firm. Prior to founding Farallon and joining Hellman & Friedman in 1986, Mr. Steyer worked for Goldman, Sachs & Co. and Morgan Stanley & Co. Mr. Steyer has been a member of our Board since our inception in 2000.
      The following directors are serving on the Board for a term that ends at the 2007 Annual Meeting:
Andrew B. Fremder
      Mr. Fremder, 43, is a member of and a consultant to Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. He served as a managing member and Chief Financial Officer of Farallon until February 1, 2003. Also, since April 1, 2003, he has been a co-founder, President and member of the board of directors of East Bay College Fund, a private non-profit corporation. Mr. Fremder has been a member of our Board since our inception in 2000.
Tully M. Friedman
      Mr. Friedman, 63, has served as the Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, a private equity firm, since the firm was founded in 1997. From 1984 until 1997, he co-founded and served as one of two managing general partners of Hellman & Friedman, a San Francisco-based private investment firm. Mr. Friedman currently serves as a director of Tempur-Pedic International Inc., The Clorox Company and Mattel, Inc. Mr. Friedman has been a member of our Board since our inception in 2000.
Paul R. Wood
      Mr. Wood, 51, co-founded Madison Dearborn Partners, LLC and has been a Managing Director of the firm since its inception in 1993. Prior to founding Madison Dearborn Partners, LLC, Mr. Wood served as a vice president of First Chicago Venture Capital for nine years. Previously, he worked with the venture capital unit of Continental Illinois Bank from 1978 to 1983. Mr. Wood serves on the board of directors of Hines Horticulture, Inc., a producer and distributor of horticultural products. Mr. Wood has been a member of our Board since our inception in 2000.

REPORT OF THE AUDIT COMMITTEE
      As discussed above, the Audit Committee serves as an independent and objective body to monitor and assess our financial reporting practices and the quality and integrity of our financial reports, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee is solely responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics and assuring appropriate disclosure of any waiver of or change in the Code for senior financial officers or the chief executive officer, and for reviewing the Code on a regular basis and proposing or adopting additions or amendments to the Code as appropriate. In connection with the Code, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.
      The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.
      During fiscal years 2004 and 2003, the Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), rendered services to the Company for the following fees:

	2004	2003

	($ in thousands)
Audit Fees	$1,570	$1,154
Audit-Related Fees (1)	561	329
Tax Fees (2)	509	739
All Other Fees (3)	—	—

Total	$2,640	$2,222

(1)	Audit-Related Fees relate to consultation on financial accounting and reporting issues and standards, to the extent the provision of such services by the independent registered public accounting firm is not required for compliance with generally accepted auditing standards; the performance by the independent registered public accounting firm of agreed-upon procedures in connection with certain debt transactions; the audit of our 401(k) plan; and attest services that are not required by statute or regulation, such as agreed-upon procedures reports issued annually to satisfy certain debt terms.

(2)	Tax Fees relate to tax compliance, tax planning and advice. These services include tax return preparation, advice on state and local tax issues and, for 2003, tax planning in connection with our initial public offering.

(3)	There were no services rendered other than those identified in the above categories.
      The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee reviews and approves the list of pre-approved services and the threshold estimates of cost of performance of each. The independent registered public accounting firm is required to provide detailed information regarding the services and an estimate of the costs of performance not less than five business days before commencing any work. Under its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one of its members. The Audit Committee has delegated this authority to Mr. Byrnes. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.
      The Audit Committee has received from E&Y written disclosures regarding E&Y’s independence as set forth in Independence Standards Board Standard No. 1, adopted on an interim basis by the Public Company Accounting Oversight Board, and has discussed with E&Y its independence. The Audit Committee has considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. The Audit Committee also has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90, including the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and E&Y’s audit of management’s assessment and the effectiveness of those internal controls with the internal auditors, E&Y, and management.
      The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y in connection with its review of the Company’s audited financial statements for the year ended December 31, 2004. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence under Independence Standards Board Standard No. 1 and the matters required to be discussed under Statements on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K and the Board approved that recommendation.

Audit Committee

William G. Byrnes, Chairman
Sara L. Grootwassink
Dennis P. Lockhart
Independent Registered Public Accounting Firm
      The Audit Committee intends to appoint E&Y as its independent registered public accounting firm for the 2005 fiscal year at its April 2005 meeting. A representative of E&Y is expected to be present at the 2005 annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Loans to Executive Officers
      During 2002, several of our executive officers made full recourse promissory notes to us in exchange for loans used to exercise options. The following table shows the date of each loan and the largest aggregate amount of indebtedness outstanding under each loan since January 1, 2004. Each loan bore interest at a rate of 5.25% per annum before each was fully paid on or before April 1, 2005.

		Largest Aggregate
		Amount of
		Indebtedness
		Outstanding Since
Executive Officer	Date of Loan	January 1, 2004

Bryan M. Corsini	1/31/02	$130,000
Dean C. Graham	1/31/02	$262,500
Joseph A. Kenary, Jr.	1/31/02	$177,500
Steven A. Museles	1/31/02	$140,000
Michael C. Szwajkowski	4/30/02	$263,192

Transactions with Affiliates of Wachovia Capital Partners
      Mr. Eubank, who currently serves on our Board of Directors and, if he is reelected at the 2005 annual meeting, will continue to serve on our Board until his term expires at our 2008 annual meeting, is an officer of each of Wachovia Corporation and Wachovia Bank, NA, which serves as transfer agent for shares of our common stock. He is also a partner of Wachovia Capital Partners, LLC. We have entered into a number of transactions with Wachovia Capital Partners, LLC and its affiliates, as described below.
      We have established a $700 million credit facility with a syndicate of commercial lenders. Until the terms of this facility were amended in May 2004, Wachovia Capital Markets, LLC served as administrative agent of, and had a 50% interest in, this facility. Following the amendment, Wachovia no longer has an interest in this facility. Until May 2004, the interest rate on this facility was 1.15% above the lenders’ commercial paper rates, the highest amount outstanding under this facility was $700.0 million, and the facility had an unused line fee of 0.15%.
      We have established a $100 million credit facility for which Wachovia Capital Markets, LLC serves as administrative agent and purchaser agent, and is the only participant. Effective March 1, 2005, the interest rate on this facility was reduced to 0.75% above the lender’s commercial paper rate. The highest amount outstanding under this facility has been $87.2 million. The facility has an unused line fee of 0.15%. As of December 31, 2004, the interest rate on this facility was 0.90% over the lender’s commercial paper rate, or 3.22%, and the outstanding balance was $35.5 million.
      In April 2004, we entered into a new $400 million credit facility for which Wachovia Capital Markets, LLC serves as administrative agent. Effective March 1, 2005, the interest rate on this facility was reduced to 0.75% above the lender’s commercial paper rate. The highest amount outstanding under this facility has been $381.5 million. The facility has an unused line fee of 0.15%. As of December 31, 2004, the interest rate on this facility was 0.90% over the lender’s commercial paper rate, or 3.22%, and the outstanding balance was $288.0 million.
      In December 2004, we entered into a new $100 million term loan with Wachovia Capital Markets, LLC. This loan is collateralized by a pledge of cash of one of our borrowers. Interest on this loan accrues at a rate equal to the 30-day London Interbank Borrowing Rate plus 0.20%. As of December 31, 2004, the interest rate on this loan was 2.60% and the loan was fully drawn.
      An affiliate of Wachovia Capital Partners, LLC is the counterparty on our hedging transactions required under our credit facilities and term debt. Information regarding these hedging transactions is set forth in Note 17, Derivatives and Off-Balance Sheet Financial Instruments, in our audited consolidated financial statements for the year ended December 31, 2004. For the transactions, Wachovia Capital Markets, LLC earned an aggregate of $2.6 million of fees for the year ended December 31, 2004.
      In addition, Wachovia Capital Markets, LLC has served as an initial purchaser on our two term debt transactions in 2004 in which we sold an aggregate of $2.0 billion worth of notes. For these transactions, Wachovia Capital Markets, LLC earned an aggregate of $6.0 million of fees.
      In March 2004 and July 2004, Wachovia Capital Markets, LLC served as one of the initial purchasers in our offerings of senior convertible debentures, for which we paid Wachovia approximately $1.2 million in underwriting discounts and commissions.
      In November 2000, we made a $7.5 million senior loan and a $2.5 million subordinated loan to Lakeland Finance, LLC and Lakeland Holdings, LLC, respectively, a business in which Wachovia Capital Partners, LLC owns approximately 32%. The subordinated loan bears interest at 12% payable at maturity and the senior loan bears interest at 0.37% over the prime rate with no interest rate floor. As of December 31, 2004, the aggregate amount drawn under these facilities was $5.2 million. For the year ended December 31, 2004, we recognized aggregate interest and fees related to these loans of $0.5 million. We have also made a $0.5 million equity investment in Lakeland Holdings, LLC.
      In November 2003, we committed to make a $10.5 million senior revolving loan to New Albany Surgical Hospital, LLC, a business in which Wachovia Capital Partners, LLC indirectly holds a 24% interest and over which Wachovia Capital Partners has the right to exert significant influence through its ability to designate three of seven members of the borrower’s managing member. The loan bears interest at 1.5% over the prime rate with an interest rate floor of 5.75%. As of December 31, 2004, $7.6 million was drawn under this facility. For the year ended December 31, 2004, we recognized aggregate interest and fees related to this loan of $0.5 million.
      In March 2004, we committed to make senior and revolving term loans aggregating $3.0 million to Premier Orthopaedic Surgery Center, LLC, a business in which Wachovia Capital Partners, LLC, indirectly holds an interest in excess of 10%. The loans bear interest at a weighted average rate of 9.02% over LIBOR. As of December 31, 2004, the aggregate amount drawn under these facilities was $2.5 million. For the year ended December 31, 2004, we recognized aggregate interest and fees related to these loans of $0.2 million.
      We participate from time to time in syndicated transactions that Wachovia Capital Markets, LLC or its affiliates, originate. In addition, Wachovia Capital Markets, LLC participates from time to time in syndicated transactions that we or our affiliates originate.
Other Related Party Transactions
      Please see “Compensation Committee Interlocks and Insider Participation” below for a discussion, incorporated by reference herein, of additional related party transactions.
Option Grant by Officers
      In December 2002, to provide additional incentives to two of our employees, Messrs. Delaney and Fish granted us an option to purchase 105,000 shares of our common stock held by them; and, in turn, we entered into reciprocal agreements with the two employees providing for the grant of options to purchase an identical number of shares. The options we granted to the two employees vested 20% on the date of grant and vest in equal installments over the next four anniversaries of the grant date. The options we granted to the employees may be exercised at a price of $8.52 per share, and will expire in December 2012 if not previously exercised. We have agreed that we will not exercise our option from Messrs. Delaney and Fish except to acquire shares for delivery upon an exercise by one of the employees of his mirror option. Upon any exercise by us, Mr. Delaney will provide 53% of the shares and Mr. Fish will provide 47%, in each case subject to rounding.
Employment of Family Member
      We employ Nora Fish, the sister of Jason Fish, our President and a director, as our graphic designer. Ms. Fish’s current salary is $80,000 per year and we paid Ms. Fish $97,250 in 2004.
REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee has the overall responsibility, power and authority to evaluate and approve the compensation of the Company’s non-employee directors and executive officers, and administer and implement the Company’s incentive compensation plans and equity-based incentive plans. The Compensation Committee is composed entirely of independent directors. Frederic W. Cook & Co., a nationally recognized compensation consulting firm, was retained by the Committee to serve as an independent advisor, and a representative of that firm generally attends Compensation Committee meetings.
      The charter of the Compensation Committee gives the Compensation Committee direct responsibility to

•	oversee the annual evaluation of management;

•	annually review and approve corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer and President;

•	evaluate the performance of the Chief Executive Officer and President in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation levels of the Chief Executive Officer and President;

•	annually review and approve the compensation of the Company’s other executive officers;

•	periodically review and make recommendations to the Board with respect to the compensation of directors;

•	administer and implement the Company’s incentive compensation plans and equity-based incentive plans; and

•	annually assess and make recommendations to the Board with respect to the desirability of proposing any new incentive-compensation plans and equity-based incentive plans and any increase in shares reserved for issuance under existing plans.

Compensation Philosophy and Overview
      The Compensation Committee strives to ensure that the Company’s compensation programs motivate and retain talented executive officers and, therefore, serve the best interests of the Company and its stockholders. The Compensation Committee’s philosophy relating to executive compensation is to attract and retain highly qualified people at salaries that are externally competitive and internally equitable, and to align the financial interests of senior management to those of our stockholders. The Compensation Committee seeks to attain the goal of aligning the interests of management with those of the stockholders by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives and rewarding continuous improvement in the executive’s respective business as well as the Company as a whole, which contribute to long-term stockholder value.
      The Company’s cash compensation package for its executive officers consists of two components: (1) base salary, and (2) annual performance-based bonuses. The Company also provides stock based equity incentive grants to its executive officers as a means to encourage key employees to remain with the Company and promote ownership in the Company. Furthermore, stock based equity grants reinforce a long-term interest in the Company’s overall performance and provide incentives to those executive officers to manage with a view toward maximizing long-term stockholder value. Based on its review of compensation practices at five commercial finance companies and seven other financial services companies similar in size to the Company, the independent consultant advised the Compensation Committee that the value of each element and the overall value of the total compensation paid to the Company’s executive officers generally is positioned between the 50th and 75th percentile of total compensation paid to executive officers in this peer group. In any particular year, however, based on its assessment of Company and individual performance, the Compensation Committee is willing to provide total compensation above the 75th percentile for outstanding performance and below the median for performance that is below expectations.
      The Compensation Committee has reviewed a tally sheet detailing all components of the compensation of the Company’s Chief Executive Officer, President and three other most highly compensated officers for 2004 (collectively, the “Named Executive Officers”), including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits.
Compensation Decisions in 2004
      During 2004, the Compensation Committee engaged its compensation consultant to conduct a detailed review of compensation levels and practices at publicly traded commercial finance and other financial services companies similar in size to the Company. The Compensation Committee carefully considered the results of this review, as well as the factors described above, in determining executive compensation.
      In making compensation decisions for executives in 2004, the Compensation Committee considered each executive’s role, responsibilities and performance during the past year. Compensation decisions were also based on factors relating to the Company’s and business group’s performance, including earnings, return on assets and return on equity. In addition, with respect to the executive officers other than Mr. Delaney and Mr. Fish, the Committee considered Mr. Delaney’s and Mr. Fish’s recommendations for individual compensation. Generally, no one or more of these factors was given more weight than any other, except that equity return for stockholders was a significant factor in the Compensation Committee’s decisions regarding financial performance.
      The Compensation Committee believes that the Company’s performance was strong in 2004, and awarded compensation accordingly. In determining compensation levels, the Compensation Committee considered the compensation consultant’s advice as to whether the amounts and types of compensation to be awarded were appropriate to support the Company’s business objectives and reasonable in relation to market practice.
      The amount and components of and bases for Mr. Delaney’s and Mr. Fish’s compensation are discussed below under the heading “Chief Executive Officer and President Compensation.”
Base Salaries
      Base salaries are set at a level to help attract and retain management talent. In the Compensation Committee’s view, however, executive incentive bonuses should be a significant portion of overall compensation, and therefore the Compensation Committee focused more on total compensation than on base salaries. In some cases, executives are parties to employment agreements that establish minimum salaries. As discussed above, in establishing 2004 salaries for executive officers, the Compensation Committee also considered the Company’s performance, individual performance and experience, and, for all executives other than Mr. Delaney and Mr. Fish, Mr. Delaney’s and Mr. Fish’s recommendations. The most important factor was the Compensation Committee members’ business judgment about the appropriate level of salary to retain and motivate individual executives. In the case of Messrs. Delaney and Fish, salary levels were established in accordance with employment agreements with the executives, which are discussed below under the heading “Employment Agreements.” The 2004 salaries for the Named Executive Officers are set forth in the Summary Compensation Table below.
Annual Performance-Based Bonuses
      The Compensation Committee believes that annual bonuses motivate executives and reward them for good performance. The Compensation Committee retains complete discretion as to determination of bonus amounts. The performance bonuses for 2004 for the Company’s senior executives were based on individual and Company performance, as measured by the criteria discussed above, with both individual and Company performance given roughly equal weight, except that equity return for stockholders was a significant factor in the Compensation Committee’s decisions. For the executive officers other than Mr. Delaney and Mr. Fish, in determining 2004 bonus amounts, the Compensation Committee considered Mr. Delaney’s and Mr. Fish’s recommendations. The pre-tax values of the bonuses awarded to the Named Executive Officers, which were paid in cash, are set forth in the Summary Compensation Table below.
Equity Incentives
      The Compensation Committee believes that equity incentive grants such as shares of restricted stock provide meaningful long-term incentives that are directly related to the enhancement of stockholder value. The Compensation Committee also believes these grants are effective for employment retention.
      Under the Company’s Second Amended and Restated Equity Incentive Plan, the Compensation Committee is authorized to determine the vesting schedule with respect to each grant in a manner intended to facilitate executive retention and, accordingly, the vesting schedules may differ among grants in the discretion of the Compensation Committee. In 2004, the Compensation Committee did not make any grants of restricted stock to its executive officers; however, grants have been and are expected to be made in 2005 to each executive officer other than Messrs. Delaney and Fish. The number of shares granted to each individual will be determined subjectively based on a number of factors, including each individual’s existing investment in our stock, the performance of our stock price, the individual’s degree of responsibility, the general level of

Company performance, the individual’s ability to affect future Company performance, salary level and recent noteworthy achievements. No one or more of these factors will be given more weight than any other, and Company performance and individual performance generally each will be given roughly the same amount of weight in determining the appropriate size of each particular restricted stock grant.
Chief Executive Officer and President Compensation
      The Compensation Committee believes that the Company’s growth and financial performance reflect innovation, leadership and strategic guidance of its founders, Mr. Delaney and Mr. Fish. Mr. Delaney and Mr. Fish participate jointly in substantially all aspects of the Company’s management, and the Compensation Committee believes their continued direction will contribute significantly to the Company’s long-term value for its stockholders. In consideration of their relative responsibilities and contributions in 2004, the Compensation Committee determined that it was appropriate to compensate them equally.
      Compensation for Mr. Delaney and Mr. Fish is established pursuant to the terms of their employment agreements. These agreements, which were entered into in 2000, provide that each will be paid a base salary initially set at $400,000, subject to annual review and increase by the Compensation Committee. Their salaries were not increased for 2004. As founders of the Company, Mr. Delaney and Mr. Fish both hold a substantial amount of our common stock and have not received ongoing equity grants.
      In determining Mr. Delaney’s and Mr. Fish’s bonuses for 2004, in accordance with the Compensation Committee’s charter, the Compensation Committee reviewed the Company’s earnings, return on assets, return on equity, bonuses awarded in past years and their individual performance. No one factor was accorded more weight than others in making this determination, except that equity return for stockholders was a significant factor in the Compensation Committee’s decisions.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the Company’s Named Executive Officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee has structured, and intends to continue to structure, performance-based compensation, including annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. Nevertheless, the Compensation Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.
Conclusion
      Based on its review, the Compensation Committee finds the total compensation of the Company’s Named Executive Officers in the aggregate to be reasonable and not excessive. It should be noted that when the Compensation Committee considers any component of the Named Executive Officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) stock gains related to equity compensation grants, are taken into consideration in the Compensation Committee’s decisions.

COMPENSATION COMMITTEE

Tully M. Friedman, Chairman
Timothy M. Hurd
Thomas F. Steyer

Compensation Committee Interlocks and Insider Participation
      The Compensation Committee during fiscal year 2004 was composed of Tully M. Friedman, who is the Chairman, Timothy M. Hurd and Thomas F. Steyer. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2004. There are no interlock relationships as defined in the applicable SEC rules.
      Described below are certain transactions we have entered into with entities affiliated with members of the Compensation Committee and, in some cases, other members of our Board and holders of 5% or more of our common stock:
Loans to or Investments Made in Portfolio Companies of Affiliates of Our Directors
      We have from time to time in the past made, and expect that we may from time to time in the future make, loans or investments in the equity securities of companies in which affiliates of our directors have interests. Under our Principles of Corporate Governance, our Board is charged with considering these types of transactions and none will be approved without the prior consent of all disinterested directors. Each of our related party loans has been, and will continue to be, subject to the same due diligence, underwriting and rating standards as the loans that we make to unrelated third parties.
      Mr. Fremder, a director of the Company, is a member of and consultant to Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., each of which is an affiliate of Farallon Capital Partners, L.P. Mr. Steyer, a director of the Company, is the Senior Managing Member and acting chief investment officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. Messrs. Hurd and Wood, directors of the Company, are Managing Directors of Madison Dearborn Partners, LLC. Messrs. Hurd and Steyer are members of the Compensation Committee.
      We have entered into the following transactions with the consent of our disinterested Board members:

•	In August 2001, we committed to lend $9.0 million, of which $5.0 million was a revolving loan and $4.0 million was a term loan, to Trilogy Health Services, LLC. These loans were guaranteed by Medical Office Properties, Inc., a company in which affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. hold significant equity positions. The revolving loan bore interest at 2% over the prime rate and the term loan bore interest at a fixed rate of 12%. From 1998 until his resignation in September 2004, Mr. Delaney served as a member of the board of directors of Medical Office Properties, Inc. From April 2000 until June 30, 2003 pursuant to a contractual relationship, Mr. Fish had primary investment management responsibility on behalf of the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. with respect to their investment in Medical Office Properties, Inc. Mr. Fish no longer has any investment management responsibility on behalf of affiliates of Farallon; however, Mr. Fish retained a vested financial interest in Farallon’s Medical Office Properties, Inc. investment. For the year ended December 31, 2004, we recognized interest and fees related to this loan of approximately $1.0 million. In December 2004, Trilogy Health Services repaid its loan in full.

•	In October 2001, we provided a $15.0 million subordinated credit facility to Cornerstone Brands, Inc., a company in which affiliates of Madison Dearborn Partners, Inc. own a significant equity interest. This loan bore interest at 4.25% over the prime rate with an interest rate floor of 10.5%. For the year ended December 31, 2004, we recognized interest and fees related to this loan of approximately $3.2 million. In October 2004, Cornerstone repaid its loan in full.

•	In January 2002, we committed to lend $15.0 million to Gardenburger, Inc. Affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. hold significant equity positions in Gardenburger, Inc. From April 2000 until June 30, 2003 pursuant to a contractual relationship, Mr. Fish had primary investment management responsibility on behalf of the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. with respect to their investment in Gardenburger, Inc. Mr. Fish no longer has any investment management responsibility on behalf of affiliates of Farallon; however, Mr. Fish has retained a vested financial interest in Farallon’s

Gardenburger, Inc. investment. The revolving loan bears interest at 2.5% over the prime rate with an interest rate floor of 8%, and the term loan bears interest at 4.5% over the prime rate with an interest rate floor of 10%. As of December 31, 2004, the amount drawn under this facility was approximately $8.7 million. For the year ended December 31, 2004, we recognized interest and fees related to this loan of approximately $1.4 million.

•	In April 2002, we entered into a $45.0 million revolving credit facility with Correctional Medical Services, Inc., formerly known as Spectrum Healthcare of Delaware and its subsidiaries, a company in which affiliates of Madison Dearborn Partners, LLC own a significant equity interest. In September 2004, we increased the revolving credit facility to $50.0 million and entered into two term loans totaling $68.6 million. The revolving credit facility bears interest at 2.5% over the prime rate and the term loans bear interest at 4.0% and 4.5% over the 30-day LIBOR rate. As of December 31, 2004, approximately $7.8 million was outstanding under the revolving credit facility and the two term loans, which was net of $62.6 million syndicated to third parties. For the year ended December 31, 2004, we recognized interest and fees related to these facilities of $2.3 million.

•	In June 2002, we purchased a loan to Kona, Inc. at par from Medical Office Properties, Inc., a company in which affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. hold significant equity positions. As described above, Mr. Delaney formerly served on the board of directors of this company and, through his former relationship with Farallon, Mr. Fish has retained a vested financial interest in Farallon’s Medical Office Properties, Inc. investment. The loan bore interest at a fixed rate of 10%. In January 2004, Kona repaid its loan in full. For the year ended December 31, 2004, we recognized interest and fees related to this loan of approximately $0.1 million.

•	In July 2002, we loaned $6.0 million to Multivend LLC, an entity owned by Alpine Investors, L.P. Our director, Mr. Steyer, the Senior Managing Member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., is a significant investor in Alpine and sits on its investment committee. The loan bears interest at 4% over the prime rate with an interest rate floor of 11.5%. As of December 31, 2004, the amount drawn under the loan was approximately $3.1 million. For the year ended December 31, 2004, we recognized interest and fees related to this loan of $0.4 million.

•	In May 2003, we purchased a $14.0 million participation interest in a loan to National Mentor, Inc., a company in which affiliates of Madison Dearborn Partners, Inc. hold a significant equity position. This loan bore interest at 3.5% over the prime rate with an interest rate floor of 7.75%. For the year ended December 31, 2004, we recognized interest and fees related to this loan of $0.9 million. In November 2004, National Mentor repaid its loan in full.

•	In June 2003, we entered into a $11.0 million revolving credit facility with RedEnvelope, Inc., a company in which affiliates of Madison Dearborn Partners, Inc. own a significant interest. As of December 31, 2004, the facility bore interest at an effective interest rate of 11%. As of December 31, 2004, no amounts were drawn under the facility. For the year ended December 31, 2004, we recognized interest and fees related to this loan of $0.1 million.

•	In September 2004, we entered into two credit facilities totaling $65.0 million with Delaware International Advisers, Ltd. in connection with the proposed acquisition of this company by Hellman & Friedman LLC. Our director, Mr. Steyer, is a Managing Director of Hellman & Friedman LLC. As of December 31, 2004, the amount drawn under the loans was $65.0 million. For the year ended December 31, 2004, we recognized interest and fees related to this loan of $1.5 million.

Co-lending Transaction With Farallon Capital

•	On December 28, 2001, for an aggregate purchase price of approximately $9.8 million, affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. purchased from us a loan obligation owing from HealthStar, Inc. totaling $9.75 million and Series A Preferred Stock and warrants to purchase shares of Class A Common Stock, in each case, originally issued by HealthStar. Since December 28, 2001, we and affiliates of Farallon Partners, L.L.C. and Farallon Capital

Management, L.L.C. have been co-lenders to HealthStar pursuant to a revolving credit, term loan and acquisition loan agreement under which we are the administrative agent and collateral agent. The term loan bears interest at the prime rate plus 3.5% with a floor of 11%. As of December 31, 2004, the outstanding balance of Farallon’s loan participation totaled $6.2 million. We did not record any gain or loss as a result of this sale. On March 3, 2005, we and our co-lenders (including the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C.) amended the HealthStar loan documentation. In connection with such amendments, we and the Farallon affiliates agreed to purchase $107,293 and $50,607, respectively, of Series C Preferred Stock from HealthStar Communications, Inc., HealthStar’s direct parent.

COMPARISON OF STOCKHOLDER RETURN
      The following graph compares the performance of the Company’s common stock during the period beginning on August 7, 2003, the date of our initial public offering, to December 31, 2004 with the S&P 500 Index and the S&P 500 Financials Index. The graph depicts the results of investing $100 in the Company’s common stock, the S&P 500 Index, and the S&P 500 Financials Index at closing prices on August 7, 2003, assuming all dividends were reinvested. Historical stock performance during this period may not be indicative of future stock performance.

	Base	Quarter Ending
	Period
Company/Index	8/7/03	9/30/03	12/31/03	3/31/04	6/30/04	9/30/04	12/31/04

CapitalSource Inc.	100	96.15	119.12	123.35	134.34	122.75	141.04
S&P 500 Index	100	102.54	115.03	116.97	118.99	116.77	127.54
S&P 500 Financials Index	100	101.50	113.50	119.04	116.20	116.64	125.87

SUMMARY COMPENSATION TABLE
      The following table sets forth the total compensation paid or accrued during the years ended December 31, 2004, 2003 and 2002 for John K. Delaney, our Chief Executive Officer, and each of our four other Named Executive Officers for services rendered to us in all capacities.

		Annual Compensation				Long-Term Compensation
						Awards
				Other
				Annual		Restricted		Securities	All Other
		Salary		Compen-		Stock		Underlying	Compensation
Name and Principal Position	Year	($)	Bonus($)	sation($)		Award(s)($)		Options(#)	($)(1)

John K. Delaney	2004	400,000	2,265,000	—		—		—	4,400
Chief Executive Officer	2003	400,000	2,000,000	—		—		—	4,400
	2002	400,000	1,000,000	—		—		—	4,400
Jason M. Fish	2004	400,000	2,265,000	—		—		—	5,200
President	2003	400,000	2,000,000	—		—		—	5,200
	2002	400,000	1,000,000	—		—		—	5,200
Dean C. Graham	2004	318,270	775,000	—		—		—	—
President — Healthcare and Specialty	2003	309,000	575,000	—		1,050,000	(2)	—	—
Finance Business	2002	300,000	325,000	—		—		—	—
Joseph A. Kenary, Jr.	2004	318,270	775,000	—		—		—	—
President — Corporate Finance Business	2003	309,000	575,000	—		1,050,000	(2)	—	—
	2002	300,000	325,000	—		—		—	—
Michael C. Szwajkowski	2004	318,270	775,000	74,051	(3)	—		—	—
President — Structured Finance Business	2003	309,000	575,000	61,479	(3)	1,050,000	(2)	—	—
	2002	300,000	290,000	—		—		—	—

(1)	Consists of annual premiums for life insurance policies.

(2)	Represents the value of a restricted stock award under which the executive has the right to retain, subject to vesting, 50,000 shares of common stock. The restricted stock awards vest as to: 25% of the shares on the third anniversary of the grant, 25% on the fourth anniversary of the grant, and 50% on the fifth anniversary of the grant. The value set forth above is based on the closing price on the date of grant, December 5, 2003, which was $21.00. The value of the restricted stock awards for each of Messrs. Graham, Kenary and Szwajkowski as of December 31, 2004 was $1,283,500, based on the closing price of our stock on that date of $25.67.

(3)	Includes amounts paid by the Company for rent and commuting costs.
Option Grants and Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      There were no options granted to or exercised by John K. Delaney or any of our four other Named Executive Officers during 2004, nor were any exercisable or unexercisable stock options held as of December 31, 2004 by any of these executive officers.
Compensation of Non-employee Directors
      Directors of the Company who are also employees of the Company do not receive any additional compensation for serving on the Board or any of its committees.
      Non-employee directors each receive an annual fee of $7,500 for service on the Board. In addition, each non-employee director is paid $1,000 for each Board meeting they attend. Each non-employee director also receives an option to purchase 15,000 shares of our common stock upon their initial appointment or election to our Board and, on an annual basis, each non-employee director receives an additional option to purchase 1,000 shares of common stock, except that members of the Audit Committee receive an additional option to purchase 3,000 shares of common stock. The per share exercise price of all of the options granted to our non-employee directors is equal to the fair market value per share on the date the option is granted.
      Non-employee directors who serve on our audit or other committees receive compensation in addition to the compensation they receive for service on our Board. All members of our Audit Committee, other than the chairperson, receive an additional $20,000 per year for service on the committee. The chairperson receives an additional $30,000 per year. All Audit Committee members also receive an additional $2,000 for each Audit Committee meeting they attend.
      All members of any other committee of our Board, other than the chairperson of a committee, receive $5,000 per year for each committee on which they serve. The chairperson of each other committee receives $7,500 per year. All committee members also receive an additional $1,000 for each committee meeting they attend.
      Non-employee directors may receive their fees in the form of stock options instead of cash or are eligible pursuant to our deferred compensation plan to elect to defer payment of their fees into the form of common stock units instead of cash. A stock unit is an unfunded right to receive one share of our common stock at a future date. Stock units will be credited with dividend equivalents in the form of additional stock units if we pay a dividend. If a non-employee director elects to receive his annual fees as common stock units, these fees will be converted on a dollar-for-dollar basis into stock units payable in the form of common stock at the earlier of termination of board of director service or the date elected by the director. For purposes of determining the number of common stock units a director will receive, the amount of fees to be deferred will be divided by the closing market price of our common stock on the date otherwise scheduled for the payment of such fees. If a non-employee director elects to receive his annual fees as stock options instead of common stock units, such fees will be converted into options exercisable for three times the number of shares of common stock as would have been received had the director elected to receive such fees in common stock units. The options would have an exercise price equal to the fair market value on the grant date, a ten-year term and be fully vested.
Employment Agreements
      Prior to our initial public offering, we entered into substantially similar employment agreements with Messrs. Delaney and Fish. Each agreement provides for a term expiring on June 28, 2005 and automatically renews for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that they do not wish to renew the agreement. During the term of the agreement, each executive is paid a base salary of $400,000 which is subject to review and increase, but not decrease, by our Board at least annually.
      During the term of the agreement, the employment of either of Messrs. Delaney or Fish may only be terminated upon the occurrence of any of the following:

•	mutual agreement of the executive and us;

•	resignation of the executive;

•	death of the executive; or

•	our termination of the executive for “cause.”
      In each agreement, “cause” is defined as:

•	a conviction of or plea of nolo contendere to a felony (other than a traffic violation) or the commission of any other crime involving dishonesty, disloyalty or fraud with respect to CapitalSource;

•	repeatedly reporting to work under the influence of alcohol to the extent that he is unable to perform his duties or other repeated conduct bringing CapitalSource into disgrace or disrepute;

•	using illegal drugs;

•	substantial, intentional and repeated failures to perform the legal and ethical directives of the Board;

•	gross negligence or intentional misconduct with respect to CapitalSource;

•	intentional and material breach of his employment agreement;

•	becoming subject to a disability that prevents him from reasonably performing his duties for a period of time; or

•	failure of CapitalSource to meet specified financial covenants.

      If the executive’s employment is terminated with his consent or otherwise pursuant to the terms of the agreement, he will not be entitled to any further compensation from us other than any salary that has accrued, but not been paid, prior to the date of the executive’s termination.
      The employment agreements contain non-compete and non-solicitation provisions. In each case, the executive has agreed that through the end of the applicable period (generally the later of 18 months after termination of his employment or 18 months after the end of the period that the executive is being paid base salary under the employment agreement), the executive will not in the United States except on our behalf or with our prior written consent, own any interest in, participate in the ownership or management of, or be compensated by, or consult for any competing business, or engage in or provide any services to any competing business. A competing business is generally defined as any business engaged in our business, including, without limitation, any broad-based commercial finance business. However, the executive is not prohibited from owning a five percent or less interest in a publicly traded competing business, and following the executive’s termination of employment a competing business does not include any business if at least 67% of the aggregate asset value of the business consists of loans to and investments in companies in the real estate industry.
      In addition, the executive has agreed that through the end of the applicable period (generally the later of 18 months after termination of his employment or 18 months after the end of the period that the executive is being paid base salary under the employment agreement), the executive will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person who is our full-time employee or an employee of one of our subsidiaries. The executive has further agreed that through the applicable period he will not hire any full-time employee for his business unless the employee’s employment with us and our subsidiaries has been terminated for at least six months.
Equity Compensation Plan Information
      The table below sets forth the following information as of the end of the Company’s 2004 fiscal year for (i) compensation plans previously approved by the Company’s stockholders and (ii) compensation plans not previously approved by the Company’s stockholders:

(1)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(3)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	2,069,965	$13.28	9,727,540

Equity compensation plans not approved by stockholders(2)	130,000	$7.46	—

Total	2,199,965		9,727,540

(1)	The equity compensation plans approved by stockholders are the Company’s Second Amended and Restated Equity Incentive Plan and the Company’s Employee Stock Purchase Plan. The amount in column (c) includes 3,779,424 shares that may be granted as or issued upon settlement of restricted or unrestricted common stock, dividend equivalent rights, performance and annual incentive awards, and similar types of grants awarded under the equity incentive plan, and 1,878,718 shares of common stock issuable under the employee stock purchase plan.

(2)	In December 2002, we granted an option to Bryan Corsini, our Chief Credit Officer, to purchase 75,000 shares, and an option to a second employee to purchase 30,000 shares. The options vested 20% on the date of grant and vest in equal installments over the next four anniversaries of the grant date. The options may be exercised at a price of $8.52 per share, and will expire in December 2012 if not previously exercised. In connection with our grant of these options, Messrs. Delaney and Fish granted us reciprocal options to purchase an aggregate of 105,000 shares of our common stock held by them, if and to the extent the options granted to our employees are exercised. In July 2002, we committed to grant an option to an outside service provider to purchase 25,000 shares. This option vested as to one-third of the underlying shares on July 1, 2003 and July 1, 2004, and the remaining one-third vests on July 1, 2005. The exercise price for this option is $3.00 per share. If not previously exercised, this option will expire upon the earlier of 90 days following the termination of our referral and investment agreement with the option holder, or December 31, 2009.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
      The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.
      The following table presents, as of March 1, 2005, information based on the Company’s records and filings with the SEC regarding beneficial ownership of the following persons:

•	each person, other than directors and executive officers, known by us to be the beneficial owner of more than 5% of our common stock;

•	each director and each nominee to the Board of Directors;

•	the Company’s Chief Executive Officer and four other most highly compensated executive officers in 2004; and

•	all directors and executive officers of the Company as a group.
      Except as described below, for all shares owned, the Company believes that each director or executive officer possesses sole voting power and sole investment power.
      The percentage of shares beneficially owned is based on 118,277,244 outstanding shares of our common stock as of March 1, 2005.

		Percentage of
Name of Executive Officer, Director or 5% Beneficial Owner	Shares Owned	Shares Owned

Farallon Capital Management, L.L.C.(1)	14,740,832	12.5%
Madison Dearborn Partners, LLC(2)	13,317,541	11.3%
Farallon Partners, L.L.C.(3)	8,255,814	7.0%
T. Rowe Price Associates, Inc.(4)	7,529,687	6.4%
John K. Delaney(5)	6,790,345	5.7%
Jason M. Fish(6)	6,298,104	5.3%
Franklin Resources, Inc.(7)	6,253,913	5.3%
Dean C. Graham	193,820	*
Joseph A. Kenary, Jr.	215,573	*
Michael C. Szwajkowski(8)	213,843	*
William G. Byrnes(9)	22,721	*
Frederick W. Eubank, II(10)	5,334	*
Andrew B. Fremder(1)(3)(11)	23,001,980	19.4%
Tully M. Friedman(12)	2,677,719	2.3%
Sara L. Grootwassink(13)	8,500	*
Timothy M. Hurd(2)(14)	13,326,472	11.3%
Dennis P. Lockhart(15)	16,400	*
Thomas F. Steyer(1)(3)(16)	23,001,980	19.4%
Paul R. Wood(2)(17)	13,325,476	11.3%
All directors and executive officers as a group (19 persons including those named above)(18)	53,389,630	45.1%

*	Less than one percent.

(1)	All of such shares are directly held by Farallon CS Institutional Finance II, L.P. (“CS LP”). Farallon CS Institutional Finance, L.L.C. (“CS LLC”), as the general partner to CS LP, may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed to own beneficially the shares held by CS LP. Farallon Capital Management, L.L.C. (“FCM”), as manager of CS LLC, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by CS LP. As managing members of FCM, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, and Mark C. Wehrly and, as Senior Managing Member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by CS LP. As explained in Footnote 9 below, Andrew B. Fremder may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by CS LP. CS LLC, FCM, each of its managing members, its Senior Managing Member and Mr. Fremder disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The address for the Farallon entities, the managing members, the Senior Managing Member and Mr. Fremder is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(2)	Includes 13,020,422 shares held directly by Madison Dearborn Capital Partners III, L.P. (“MDCP”), 289,110 shares held directly by Madison Dearborn Special Equity III, L.P. (“MDSE”) and 8,009 shares held directly by Special Advisors Fund I, LLC (“SAF”). The shares held by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P., the general partner of MDCP and MDSE and the manager of SAF (“MDP III”), by Madison Dearborn Partners, LLC, the general partner of MDP III (“MDP LLC”), and a committee of limited partners of MDP III. The address for the Madison Dearborn Partners entities is Three First National Plaza, Suite 3800, Chicago, IL 60602.

(3)	Includes 7,450,915 shares directly held by Farallon Capital Partners, L.P. (“FCP”) and 804,899 shares directly held by RR Capital Partners, L.P. (“RR” and together with FCP, the “Farallon Partnerships”). Farallon Partners, L.L.C. (“FP”), as the general partner to the Farallon Partnerships, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, and Mark C. Wehrly and, as Senior Managing Member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by the Farallon Partnerships. As explained in Footnote 9 below, Andrew B. Fremder may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by the Farallon Partnerships. FP, each of its managing members, its Senior Managing Member and Mr. Fremder disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The address for the Farallon entities, the managing members, the Senior Managing Member and Mr. Fremder is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(4)	Based on a Schedule 13G/A filed with the SEC on February 15, 2005. Includes 786,535 shares that may be obtained upon conversion of the Company’s 3.5% Senior Convertible Debentures due 2034. Represents 1,175,201 shares for which T. Rowe Price Associates, Inc. (“T. Rowe”) has sole voting power and 7,529,687 shares for which T. Rowe has sole dispositive power. The address for T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(5)	Includes 1,045,000 shares as to which Mr. Delaney may be deemed to share voting and investment power. The address for Mr. Delaney is c/o CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, MD 20815.

(6)	Includes 1,996,600 shares as to which Mr. Fish may be deemed to share voting and investment power. The address for Mr. Fish is One Maritime Plaza, 11th Floor, San Francisco, CA 94111.

(7)	Based on a Schedule 13G filed with the SEC on February 14, 2005. Includes 330,330 shares that may be obtained upon conversion of the Company’s 3.5% Senior Convertible Debentures due 2034. All of such shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”), including Franklin Advisers, Inc., of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership of such shares. Franklin Advisers, Inc. has sole voting and dispositive power for all of such shares. The address for FRI, the Principal Shareholders and Franklin Advisers, Inc. is One Franklin Parkway, San Mateo, CA 94403.

(8)	Includes 80,000 shares held in joint tenancy with his wife.

(9)	Includes options to purchase 10,721 shares that are exercisable within 60 days of March 1, 2005.

(10)	Includes options to purchase 5,334 shares that are exercisable within 60 days of March 1, 2005. Mr. Eubank also holds 472 shares of phantom stock. Mr. Eubank is Senior Vice President of Wachovia Capital Partners, LLC. Wachovia Capital Partners may, from time to time, invest in or hold the Company’s securities. Mr. Eubank does not possess sole or shared voting or dispositive power over the shares that may be owned by Wachovia Capital Partners. Mr. Eubank’s address is c/o Wachovia Capital Partners, LLC, One First Union Center, 301 S. College Street, Charlotte, NC 28288.

(11)	Includes options to purchase 5,334 shares that are exercisable within 60 days of March 1, 2005. Mr. Fremder also holds 1,108 shares of phantom stock. All other shares attributed to Andrew B. Fremder are owned directly either by CS LP as reported in Footnote 1 above or by the Farallon Partnerships as reported in Footnote 3 above. Pursuant to Limited Powers of Attorney, dated as of February 1, 2003, Mr. Fremder was granted limited powers of attorney to act for each of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. (together with Farallon Capital Management, L.L.C., the “Farallon Managers”) with regard to CS LP’s and the Farallon Partnerships’ investments in CapitalSource. However, such powers of attorney may only be exercised by Mr. Fremder jointly with any one of the managing members or the Senior Managing Member of the Farallon Managers. As a result of such restriction, Mr. Fremder does not by himself have the power to vote, or direct the voting of, the shares owned by CS LP or the Farallon Partnerships nor does Mr. Fremder by himself have the power to dispose of, or direct the disposition of, such shares. Rather, Mr. Fremder shares such power with the other managing members and the Senior Managing Member of the Farallon Managers. Pursuant to the powers of attorney, Mr. Fremder may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by CS LP and by the Farallon Partnerships. Mr. Fremder disclaims any beneficial ownership of such shares. Mr. Fremder disclaims group attribution with Mr. Steyer or with any of the entities or persons named in Footnote 1 or Footnote 3 above. Mr. Fremder’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(12)	Includes options to purchase 8,167 shares that are exercisable within 60 days of March 1, 2005. Also includes: (i) 1,882,146 shares held by Friedman Fleischer & Lowe-CPS, LLC (“FFL-CPS”), (ii) 739,972 shares held by Friedman Fleischer & Lowe-CPS-BLC, LLC (“FFL-BLC”) and (iii) 47,434 shares held by FFL Executive Partners, L.P. (“Executive Partners” and together with FFL-CPS and FFL-BLC, the “FFL Partnerships”). Friedman Fleischer & Lowe GP, LLC (“FFL GP”), as the general partner of Friedman Fleischer & Lowe Capital Partners, L.P. (the managing member of both FFL-CPS and FFL-BLC) and the general partner of Executive Partners, may be deemed to beneficially own all shares owned by the FFL Partnerships. Mr. Friedman is a Senior Managing Member of the FFL GP, and as such may be deemed to beneficially own all shares owned by the FFL Partnerships. However, Mr. Friedman disclaims beneficial ownership of all such shares. Mr. Friedman’s address is c/o Friedman Fleischer & Lowe GP, LLC, One Maritime Plaza, Suite 1000, San Francisco, CA 94111.

(13)	Includes options to purchase 6,000 shares that are exercisable within 60 days of March 1, 2005. Ms. Grootwassink also holds 1,800 shares of phantom stock. Ms. Grootwassink’s address is c/o Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, MD 20852.

(14)	Includes options to purchase 8,931 shares that are exercisable within 60 days of March 1, 2005. All other shares are held by affiliates of MDP LLC as reported in Footnote 2 above. Mr. Hurd is Managing Director of MDP LLC, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Hurd disclaims beneficial ownership of all such shares. The address for Mr. Hurd is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, IL 60602.

(15)	Includes options to purchase 6,000 shares that are exercisable within 60 days of March 1, 2005. Also includes 10,400 shares as to which Mr. Lockhart may be deemed to share voting and investment power. Mr. Lockhart’s address is c/o Georgetown University, MSFS, ICC 730, 37th and O Streets, NW, P.O. Box 571028, Washington, DC 20057.

(16)	Includes options to purchase 5,334 shares that are exercisable within 60 days of March 1, 2005. Mr. Steyer also holds 957 shares of phantom stock. All other such shares attributed to Thomas F. Steyer are owned directly either by CS LP as reported in Footnote 1 above or by the Farallon Partnerships as reported in Footnote 3 above. Mr. Steyer disclaims any beneficial ownership of such shares. Mr. Steyer disclaims group attribution with Mr. Fremder or with any of the entities or persons named in Footnote 1 or Footnote 3 above. Mr. Steyer’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(17)	Includes options to purchase 7,935 shares that are exercisable within 60 days of March 1, 2005. All other shares are held by affiliates of MDP LLC as reported in Footnote 2 above. Mr. Wood is Managing Director of MDP LLC, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Wood disclaims beneficial ownership of all such shares. The address for Mr. Wood is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, IL 60602.

(18)	Includes options to purchase 142,256 shares that are exercisable within 60 days of March 1, 2005.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2004, except that a report on Form 4 of a single transaction for Dennis P. Lockhart, one of our directors, was filed late.
Incorporation by Reference
      To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Comparison of Stockholder Return” will not be deemed incorporated, unless specifically provided otherwise in such filing.
Other Matters
      As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2005 annual meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for 2006 Annual Meeting
      Stockholder proposals for the Company’s 2006 annual meeting must be received at the Company’s principal executive offices by November 29, 2005 to be considered timely or to be eligible for inclusion in the proxy materials. A stockholder who wishes to present a proposal at the Company’s 2006 annual meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company’s principal executive offices by November 29, 2005.
Cost of Soliciting Proxies
      The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.
Annual Report
      A copy of our 2004 Annual Report to Stockholders is enclosed. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. Our 2004 Annual Report and 2004 Form 10-K are also available through the Company’s website at http://www.capitalsource.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.
March 29, 2005

ê FOLD AND DETACH HERE ê

CAPITALSOURCE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders — April 27, 2005

The undersigned hereby appoints John K. Delaney and Steven A. Museles, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 27, 2005 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

     Please cast your votes on the reverse side as described on the reverse side. The Board of Directors recommends a vote FOR Proposal 1. To vote in accordance with the Board of Directors’ recommendation, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendation.

SEE REVERSE
SIDE

Voting Instructions for CapitalSource Inc.’s
2005 Annual Meeting of Stockholders

CapitalSource Inc. stockholders may vote their shares for matters to be covered at the Company’s 2005 Annual Meeting of Stockholders using the attached proxy card. Below are voting instructions.

Voting Procedures

     If you are unable to be present at the meeting in person, you may grant a proxy by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. Shares represented by proxies will be voted as directed by the stockholder. Unless you direct otherwise, if you grant a proxy your shares will be voted FOR the Board’s four nominees for the Board of Directors. If you return your proxy by mail, you have the right to revoke your proxy in writing (by another proxy bearing a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke your proxy. Votes submitted by mail must be received on or before April 26, 2005.

THANK YOU FOR VOTING.

ê FOLD AND DETACH HERE ê

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.	ELECTION OF DIRECTORS: Nominees are:
01 Frederick W. Eubank, II
	02 Jason M. Fish 03 Timothy M. Hurd 04 Dennis P. Lockhart	☐	VOTE FOR all nominees except those I have listed below	☐	VOTE WITHHELD from all nominees	THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) on the line provided to the right.)
Address Change? Mark Box ☐ Indicate changes below.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.